Exhibit 4.5

AMENDMENT TO GRID NOTE

This Amendment (this “Amendment”), dated as of January 8, 2024 (the “Amendment Effective Date”), is entered into by and between Invea Therapeutics, Inc., a Delaware corporation (the “Payor”), and INVENIAL LLC, a Delaware limited liability company (the “Payee”). This Amendment amends that certain Grid Note, dated as of November 24, 2021, by and between Payor and Payee, amended on April 14, 2023, October 12, 2023 and October 20, 2023 (as it may be further amended, supplemented or modified from time to time, the “Note”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Note.

RECITALS

On the terms and subject to the conditions set forth herein, Payor and Payee desire to amend the Note to extend the maturity date and to revise the terms governing the repayment of the Note, each as further set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

1. Amendments of the Note.

(a) The first paragraph of the Note shall be removed and replaced in its entirety with the following:

“FOR VALUE RECEIVED, the undersigned, Invea Therapeutics, Inc., a Delaware corporation with an office at 2614 Boston Post Road Suite 33AR, Guilford, CT 06437 (“Payor”), unconditionally promises to pay to the order of InveniAI LLC, a Delaware corporation with an office at 2614 Boston Post Road Suite 33B Guilford, CT 06437 (“Payee”), the principal sum of NINE MILLION DOLLARS ($9,000,000), or so much thereof as shall have been advanced by Payee to or on behalf of Payor hereunder, on the repayment terms set forth in subparagraph (b) below, together with interest on the unpaid balance of each advance which shall accrue at a rate per annum equal to the applicable federal rate for short-term loans as of the date hereof, in each case calculated based on a 365-day year and actual days elapsed. The obligations of Payor under this Grid Note (this “Note”) shall be senior indebtedness of Payor and shall rank senior to all other indebtedness of Payor.”

(b) The third paragraph of the Note shall be removed and replaced in its entirety with the following:

THREE TWO MILLION ($3,000,000) of principal of the Note and all accrued interest thereon shall be due and payable upon the earlier of (i) June 30, 2024 or (ii) the date on which the Payor consummates its initial public offering, whichever is earlier. The remaining principal of this Note and all accrued interest thereon shall be due and payable on the earlier to occur of (i) January 31, 2026 or (ii) upon the consummation of financings by the Payor with aggregate cumulative gross proceeds of at least ONE HUNDRED MILLION DOLLARS ($100,000,000) (inclusive of the proceeds from the Payor’s initial public offering). For the avoidance of doubt, the purchase of $280,000 of common stock by founders of the Payor shall be excluded for this purpose.”

2. No Other Amendments or Waivers. Except for the modifications expressly set forth in this Amendment, the Note shall remain unchanged and in full force and effect. The amendments set forth in this Amendment will be deemed effective as of the Amendment Effective Date. On and after the Amendment Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein,” or other words of like import, and each reference to the Note in any other agreements, documents, or instruments executed or delivered pursuant to, or in connection with, the Note or this Amendment, will mean and be a reference to the Note as amended by this Amendment. To the extent that there is any inconsistency between the provisions of this Amendment and the provisions of the Grid Note (prior to this Amendment), the provisions of this Amendment shall govern and control.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page to this Amendment by electronic mail in portable document format (.pdf) or other electronic transmission has the same effect as delivery of an executed original of this Amendment.

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IN WITNESS WHEREOF, Payor and Payee have executed this Amendment as of the date first set forth above.

INVEA THERAPEUTICS, INC.

By:	/s/ Michael Aiello
Michael Aiello
Chief Financial Officer

INVENIAI LLC

By:	/s/ Krishnan Nandabalan
Krishnan Nandabalan
Chief Executive Officer

Signature Page to January 8, 2024 Amended Grid Note